UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 19, 2013

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

       (678) 332-5000

(Registrant's telephone number, including area code)

             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 19, 2013, Mr. Grant A. Barber has been appointed as a member of the Board of Directors (the “Board”) of CIG Wireless Corp. (the “Company”).  Mr. Barber shall serve as a member of the Board’s Audit Committee, Compensation Committee and Nominating Committee.

Mr. Barber currently serves as the Executive Vice President and Chief Financial Officer of Hughes Communications, Inc., positions he has held since February 2006. From 2003 to 2006, Mr. Barber served first as Controller and then as Executive Vice President and Chief Financial Officer for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets. From 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England. Mr. Barber received his Bachelor degree in Business Administration from Wilfrid Laurier University and is a Canadian chartered accountant. He is presently a member of the Board of Directors of Eningen Realty, Inc.

Mr. Barber’s compensation shall be $5,000 per month, of which $2,500 shall be payable on a monthly basis. The balance of such compensation will accrue until such date as the Company receives capital investments in the amount of $10,000,000, at which time all accrued and unpaid amounts will be paid.

Mr. Barber has also received an option grant to purchase 50,000 shares of the Company’s common stock, at an exercise price of $3.90 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

	By:	/s/ Paul McGinn
Name: Paul McGinn
Title: President and Chief Executive Officer

Date: April 19, 2013